Exhibit 99.1

FOR IMMEDIATE RELEASE
October 26, 2015

CONTACT:
Investors - (301) 968-9300
Media - (301) 968-9400

AMERICAN CAPITAL AGENCY CORP.
REPORTS $(0.43) COMPREHENSIVE LOSS PER COMMON SHARE AND
$23.00 NET BOOK VALUE PER COMMON SHARE

Bethesda, MD - October 26, 2015 - American Capital Agency Corp. (“AGNC” or the “Company”) (Nasdaq: AGNC) today reported a comprehensive loss for the third quarter of 2015 of $(0.43) per common share and net book value of $23.00 per common share. Economic loss for the period, defined as dividends per common share and the change in net book value ("NAV") per common share, was -1.7% for the quarter, or -6.6% on an annualized basis.

THIRD QUARTER 2015 FINANCIAL HIGHLIGHTS

•	$(0.43) comprehensive loss per common share, comprised of:

◦	$(1.84) net loss per common share

◦	$1.41 other comprehensive income ("OCI") per common share

▪	Includes net unrealized gains on investments marked-to-market through OCI

•	$0.51 net spread and dollar roll income per common share, excluding estimated "catch-up" premium amortization cost

◦
Includes $0.21 per common share of dollar roll income associated with the Company's $9.4 billion average net long position in forward purchases and sales of agency mortgage-backed securities ("MBS") in the "to-be-announced" ("TBA") market

◦	Excludes $(0.10) per common share of estimated "catch-up" premium amortization cost due to change in projected constant prepayment rate ("CPR") estimates

•	$23.00 net book value per common share as of September 30, 2015

◦	Decreased $(1.00) per common share, or -4.2%, from $24.00 per common share as of June 30, 2015

•	$0.60 dividend declared per common share during the quarter

◦	12.8% annualized dividend yield based on September 30, 2015 closing stock price of $18.70 per common share

•	-1.7% economic loss on common equity for the quarter, or -6.6% annualized

◦	Comprised of $0.60 dividend per common share and $(1.00) decrease in net book value per common share

American Capital Agency Corp.
October 26, 2015

•	2.35 million shares of common stock repurchased during the quarter

◦	Represents 0.7% of common stock outstanding as of June 30, 2015

◦	$19.08 per share average repurchase price, inclusive of transaction costs

OTHER THIRD QUARTER HIGHLIGHTS

•	$62.2 billion agency MBS investment portfolio as of September 30, 2015

◦	Includes $7.4 billion net long TBA mortgage position as of September 30, 2015

•	6.8x "at risk" leverage as of September 30, 2015

◦	5.9x leverage excluding net long TBA mortgage position as of September 30, 2015

•	12.4% portfolio CPR for the quarter

◦	9.0% average projected portfolio life CPR as of September 30, 2015

•	1.14% annualized net interest rate spread for the quarter, including TBA dollar roll income

◦	Includes -23 bps of "catch up" premium amortization cost due to change in projected CPR estimates

MANAGEMENT REMARKS
Gary Kain, President and Chief Investment Officer, commented, "The financial markets continued to exhibit significant volatility during the third quarter as strains in emerging market economies drove global weakness in both the debt and equity markets. Fixed income market participants continue to struggle with how to balance the cross-currents of slowing growth abroad, moderate growth in the U.S. and a Federal Reserve that appears biased to want to raise interest rates in the near term. Against this backdrop, the spread on most fixed income products widened significantly versus swap rates. Agency MBS spreads were no exception, widening relative to our interest rate swap hedges and driving our decline in net book value for the quarter."
"It is important to note that wider MBS spreads, while adverse to current period financial results, improve the returns on new investments, which can provide a material benefit to our earnings over the long term," continued Mr. Kain. "As AGNC is currently operating with a lower leverage profile than it has historically, AGNC has the ability to take advantage of a more favorable investment environment through increased leverage. Additional agency MBS spread widening, should it occur, would further enhance the expected returns on new asset purchases and likely provide a compelling opportunity for us to continue to increase leverage."

John Erickson, Chief Financial Officer and Executive Vice President, commented, "During the third quarter, we bought back 2.35 million shares of our common stock, totaling $45 million. Our goal is to manage our portfolio in a manner that generates long term value for our shareholders, and the accretion from share repurchases can be an important tool in this endeavor under appropriate circumstances. Looking ahead, we will continue to evaluate common stock repurchase opportunities in the context of market conditions and new investment opportunities."

NET BOOK VALUE
As of September 30, 2015, the Company's net book value per common share was $23.00, or $(1.00) lower than its June 30, 2015 net book value per common share of $24.00. Declines in the value of the Company's interest rate hedge portfolio more than offset price increases on the Company's assets during the third quarter due to wider spreads between agency MBS and benchmark interest rates. In particular, the underperformance of interest rate swaps relative to agency MBS drove much

American Capital Agency Corp.
October 26, 2015

of the Company's -4.2% quarterly decline in net book value, given that interest rate swaps represent the Company's primary hedging instrument.

INVESTMENT PORTFOLIO
As a real estate investment trust (“REIT”), AGNC invests primarily in agency pass-through securities for which the principal and interest payments are guaranteed by a U.S. Government agency or a U.S. Government-sponsored enterprise. In keeping with AGNC's investment objective of maintaining minimal credit exposure, the Company also announced that its Board of Directors has approved limited investments of up to 10% of the Company’s total assets in AAA non-agency mortgage-backed securities. The Company believes the modification to its investment guidelines offers incremental return potential with limited credit exposure, while ensuring that the Company’s investment portfolio remains highly liquid.

As of September 30, 2015, the Company's investment portfolio totaled $62.2 billion and was entirely comprised of agency MBS and TBA securities:

•	$60.2 billion of fixed-rate securities, comprised of:

◦	$18.4 billion ≤ 15-year securities,

◦	$(0.3) billion 15-year net short TBA securities,

◦	$1.1 billion 20-year fixed-rate securities,

◦	$33.3 billion 30-year fixed-rate securities and

◦	$7.7 billion 30-year net long TBA securities;

•	$0.6 billion of adjustable-rate securities; and

•	$1.4 billion of collateralized mortgage obligations (“CMOs”), including principal and interest-only strips.

As of September 30, 2015, inclusive of the net TBA position, ≤ 15-year fixed rate securities represented 29% of the Company's investment portfolio, a decrease from 34% as of June 30, 2015, and 30-year fixed rate securities represented 66% of the Company's investment portfolio, an increase from 61% as of June 30, 2015.

As of September 30, 2015, the Company's fixed-rate mortgage assets, inclusive of the net TBA position, had a weighted average coupon of 3.52%, compared to 3.50% as of June 30, 2015, comprised of the following weighted average coupons:

•	3.25% for ≤ 15-year fixed rate securities;

•	3.48% for 20-year fixed-rate securities; and

•	3.63% for 30-year fixed-rate securities.

The Company accounts for its TBA mortgage portfolio (also referred to as "dollar roll funded assets") as derivative instruments and recognizes dollar roll income in other gain (loss), net on the Company's financial statements. As of September 30, 2015, the Company's net TBA position had a total fair value of $7.4 billion, a total cost basis of $7.3 billion and a net carrying value of $120 million reported in derivative assets/(liabilities) on the Company's balance sheet, compared to a total fair value and total cost basis of $7.1 billion and a net carrying value of $(46) million as of June 30, 2015, respectively.

American Capital Agency Corp.
October 26, 2015

CONSTANT PREPAYMENT RATES
The Company's investment portfolio had a weighted average CPR of 12.4% for the third quarter, compared to 11.6% for the prior quarter. The weighted average projected CPR for the remaining life of the Company's agency securities held as of September 30, 2015 increased to 9.0% from 8.3% as of June 30, 2015 due to lower interest rates.

The weighted average cost basis of the Company's investment portfolio was 104.5% of par value as of September 30, 2015. Net premium amortization cost on the Company's investment portfolio for the third quarter was $(128) million, or $(0.37) per common share, including a "catch-up" premium amortization cost of $(33) million, or $(0.10) per common share, due to changes in the Company's projected CPR estimates. This compares to net premium amortization cost for the prior quarter of $(69) million, or $(0.20) per common share, including a "catch-up" premium amortization benefit of $37 million, or $0.10 per common share. The net unamortized premium balance as of September 30, 2015 was $2.3 billion.

The Company amortizes or accretes premiums and discounts associated with purchases of agency securities into interest income using the effective yield method over the estimated life of such securities, incorporating both actual repayments to date and projected repayments over the remaining life of the security. Faster actual or projected repayments can have a meaningful negative impact on the Company's asset yields, while slower actual or projected repayments can have a meaningful positive impact.

ASSET YIELDS, COST OF FUNDS AND NET INTEREST RATE SPREAD
The Company's average asset yield on its "balance sheet funded assets" (i.e., the Company's investment portfolio excluding the net TBA position) was 2.42% for the third quarter, a decrease from 2.95% for the prior quarter. Excluding "catch-up" premium amortization (cost)/benefit, the Company's average asset yield was 2.69% for the third quarter, unchanged from the prior quarter.

For the third quarter, the Company's average cost of funds was 1.70%, an increase from 1.43% for the prior quarter. The Company's average cost of funds includes the cost of agency repurchase agreements ("agency repo"), Federal Home Loan Bank ("FHLB") advances, debt of consolidated variable interest entities ("other debt") and interest rate swaps (including interest rate swaps used to hedge the Company's dollar roll funded assets) measured against the Company's daily weighted average agency repo, FHLB advances and other debt balance outstanding.

Excluding swap costs related to the Company's TBA dollar roll funded assets, the Company's cost of funds for its balance sheet funded assets was 1.49% for the third quarter, an increase from 1.28% for the prior quarter largely due to higher swap costs.

The Company's combined annualized net interest rate spread on its balance sheet and dollar roll funded assets for the quarter was 1.14%, compared to 1.74% for the prior quarter. Excluding "catch-up" premium amortization (cost)/benefit, the Company's combined annualized net interest rate spread on its balance sheet and dollar roll funded assets for the quarter was 1.37%, compared to 1.50% for the prior quarter.

On a per share basis, the Company recognized $0.41 per common share of net spread and dollar roll income (a non-GAAP financial measure) for the third quarter, compared to $0.70 for the prior

American Capital Agency Corp.
October 26, 2015

quarter. Excluding "catch-up" premium amortization (cost)/benefit, the Company's net spread and dollar roll income was $0.51 per common share for the third quarter, a decrease from $0.60 per common share for the prior quarter. Net spread and dollar roll income for the third quarter included $0.21 per common share of dollar roll income, an increase from $0.15 per common share for the prior quarter due to a larger average dollar roll position, partially offset by weaker dollar roll funding levels. A reconciliation of the Company's net interest income to net spread and dollar roll income and additional information regarding the Company's use of non-GAAP measures are included later in this release.

LEVERAGE
As of September 30, 2015, $40.6 billion of agency repo, $3.5 billion of FHLB advances and $0.6 billion of other debt were used to fund acquisitions of agency securities. The remainder, or approximately $0.5 billion, of the Company's repurchase agreements, was used to fund purchases of U.S. Treasury securities ("U.S. Treasury repo") and is not included in the Company's leverage measurements. Inclusive of its net TBA position, the Company's "at risk" leverage ratio was 6.8x as of September 30, 2015, compared to 6.1x as of June 30, 2015. The Company's average "at risk" leverage ratio for the quarter was 6.2x, unchanged from the prior quarter.

As of September 30, 2015, the Company's agency repo agreements had a weighted average interest rate of 0.52%, an increase from 0.45% as of June 30, 2015, and a weighted average remaining days to maturity of 201 days, an increase from 177 days as of June 30, 2015.

As of September 30, 2015, the Company's agency repo agreements had remaining maturities consisting of:

•	$27.5 billion of three months or less;

•	$5.2 billion from three to six months;

•	$2.0 billion from six to nine months;

•	$0.5 billion from nine to twelve months;

•	$2.3 billion from one to three years; and

•	$3.1 billion from three to five years.

As of September 30, 2015, the Company's FHLB advances had a weighted average interest rate of 0.27% and a weighted average remaining maturity of 3.5 years.

HEDGING ACTIVITIES
As of September 30, 2015, 96% of the Company's outstanding balance of repurchase agreements, FHLB advances, other debt and net TBA position was hedged through interest rate swaps, swaptions and net U.S. Treasury positions, an increase from 84% as of June 30, 2015.

The Company's interest rate swap position as of September 30, 2015 totaled $45.2 billion in notional amount, compared to $44.9 billion as of June 30, 2015.

As of September 30, 2015, the Company's interest rate swap position included a total of $7.8 billion of forward starting swaps, with an average forward start date of 0.6 years and an average remaining maturity of 6.3 years, compared to $8.8 billion as of June 30, 2015, with an average forward start date of 0.8 years and an average remaining maturity of 6.6 years.

American Capital Agency Corp.
October 26, 2015

Excluding forward starting swaps, the Company's interest rate swap portfolio had an average fixed pay rate of 1.72% and an average receive rate of 0.30% as of September 30, 2015, compared to 1.69% and 0.27%, respectively, as of June 30, 2015. Including forward starting swaps, the Company's interest rate swap portfolio had an average fixed pay rate of 1.95% and an average maturity of 4.7 years as of September 30, 2015, compared to 1.94% and 4.9 years, respectively, as of June 30, 2015.

During the third quarter, $1.8 billion of payer swaptions from previous quarters expired. As of September 30, 2015, the Company had payer swaptions totaling $3.7 billion of notional value outstanding with a market value of $21 million, cost basis of $95 million, an average remaining option term of 0.4 years and an average underlying interest rate swap term of 8.2 years. This compares to $5.5 billion of notional value outstanding as of June 30, 2015 with a market value of $45 million, a cost basis of $136 million, an average remaining option term of 0.5 years and an average underlying swap term of 7.1 years.

The Company also utilizes long and short positions in U.S. Treasury securities and U.S. Treasury futures to mitigate exposure to changes in interest rates. As of September 30, 2015, the Company had a net short position of $0.5 billion (market value) in U.S. Treasury securities and a net short position of $0.9 billion in U.S. Treasury futures, compared to a net long position of $2.9 billion and a net short position of $0.9 billion, respectively, as of June 30, 2015.

OTHER GAIN (LOSS), NET
For the third quarter, the Company recorded a net loss of $(817) million in other gain (loss), net, or $(2.35) per common share, compared to a net gain of $215 million, or $0.61 per common share for the prior quarter. Other gain (loss), net for the third quarter was comprised of:

•	$(39) million of net realized losses on sales of agency securities;

•	$(859) million of net losses on interest rate swaps (excludes $24 million of net unrealized gains recognized in OCI);

•	$(107) million of interest rate swap periodic interest costs;

•	$(25) million of net losses on interest rate swaptions;

•	$(19) million of net losses on U.S. Treasury positions;

•	$73 million of TBA dollar roll income;

•	$140 million of net mark-to-market gains on TBA mortgage positions; and

•	$19 million of net gains on other derivative instruments and securities.

OTHER COMPREHENSIVE INCOME
During the third quarter, the Company recorded other comprehensive gains of $491 million, or $1.41 per common share, primarily consisting of unrealized gains on the Company's agency securities.

THIRD QUARTER 2015 DIVIDEND DECLARATIONS
During the third quarter, the Company's Board of Directors declared monthly dividends of $0.20 per share to common stockholders of record as of July 31, August 31 and September 30, 2015, which were paid on August 7, September 8 and October 9, 2015, respectively. This equates to a third quarter annualized dividend yield of 12.8% based on the Company's September 30, 2015 closing stock price of $18.70 per common share.

American Capital Agency Corp.
October 26, 2015

Since its May 2008 initial public offering through the third quarter of 2015, the Company has declared a total of $5.8 billion in common stock dividends, or $32.10 per common share.

On September 17, 2015, the Company's Board of Directors declared a third quarter dividend on its 8.000% Series A Cumulative Redeemable Preferred Stock ("Series A Preferred Stock") of $0.50 per share and on its 7.750% Series B Cumulative Redeemable Preferred Stock ("Series B Preferred Stock") underlying its outstanding depositary shares of $0.484375 per depositary share. Each depositary share represents a 1/1000th interest in a share of the Series B Preferred Stock. The dividends were paid on October 15, 2015 to preferred stockholders of record as of October 1, 2015.

STOCK REPURCHASE PROGRAM
During the third quarter, the Company repurchased approximately 2.4 million shares of its common stock, or 0.7% of the Company's outstanding shares as of June 30, 2015. The shares were repurchased at an average price of $19.08 per share, including expenses, totaling $45 million. Since commencing a stock repurchase program in the fourth quarter of 2012, the Company has repurchased 52.7 million shares of its common stock for total consideration of approximately $1.1 billion, including expenses. As of September 30, 2015, the Company had $0.9 billion available under its current Board of Directors' authorization for repurchases of its common stock. The Company also announced that its Board of Directors has extended its current share repurchase authorization through December 31, 2016.

FINANCIAL STATEMENTS, OPERATING PERFORMANCE AND PORTFOLIO STATISTICS
The following measures of operating performance include net spread and dollar roll income and estimated taxable income, which are non-GAAP financial measures. Please refer to "Use of Non-GAAP Financial Information" later in this release for further discussion of non-GAAP measures.

American Capital Agency Corp.
October 26, 2015

AMERICAN CAPITAL AGENCY CORP.
CONSOLIDATED BALANCE SHEETS
(in millions, except per share data)

	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014
	(unaudited)	(unaudited)	(unaudited)		(unaudited)
Assets:
Agency securities, at fair value (including pledged securities of $47,319, $48,128, $56,836, $51,629 and $46,162, respectively)	$53,729	$50,976	$60,131	$55,482	$50,420
Agency securities transferred to consolidated variable interest entities, at fair value (pledged securities)	1,088	1,142	1,221	1,266	1,310
U.S. Treasury securities, at fair value (including pledged securities of $767, $4,756, $4,328, $2,375 and $1,214, respectively)	787	5,124	4,328	2,427	1,214
REIT equity securities, at fair value	34	60	68	68	66
Cash and cash equivalents	1,505	1,510	1,708	1,720	1,708
Restricted cash	1,413	778	1,108	713	794
Derivative assets, at fair value	143	164	229	408	462
Receivable for securities sold (including pledged securities of $147, $221, $721, $79 and $694, respectively)	147	221	908	239	905
Receivable under reverse repurchase agreements	1,463	2,741	3,175	5,218	5,258
Other assets	300	169	229	225	211
Total assets	$60,609	$62,885	$73,105	$67,766	$62,348

Liabilities:
Repurchase agreements	$41,014	$50,158	$58,112	$50,296	$45,327
Federal Home Loan Bank advances	3,502	20	—	—	—
Debt of consolidated variable interest entities, at fair value	626	674	725	761	796
Payable for securities purchased	4,178	90	50	843	1,150
Derivative liabilities, at fair value	1,536	844	1,352	890	510
Dividends payable	76	77	85	85	236
Obligation to return securities borrowed under reverse repurchase agreements, at fair value	1,309	2,230	3,363	5,363	4,742
Accounts payable and other accrued liabilities	52	74	62	100	230
Total liabilities	52,293	54,167	63,749	58,338	52,991

Stockholders' equity:
Preferred stock - aggregate liquidation preference of $348	336	336	336	336	336
Common stock - $0.01 par value; 600.0 shares authorized;
346.5, 348.8, 352.8, 352.8 and 352.8shares issued and outstanding	3	3	4	4	4
Additional paid-in capital	10,209	10,254	10,332	10,332	10,332
Retained deficit	(2,727)	(1,879)	(2,166)	(1,674)	(1,112)
Accumulated other comprehensive income (loss)	495	4	850	430	(203)
Total stockholders' equity	8,316	8,718	9,356	9,428	9,357
Total liabilities and stockholders' equity	$60,609	$62,885	$73,105	$67,766	$62,348

Net book value per common share	$23.00	$24.00	$25.53	$25.74	$25.54

American Capital Agency Corp.
October 26, 2015

AMERICAN CAPITAL AGENCY CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)
(unaudited)

	Three Months Ended
	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014
Interest income:
Interest income	$295	$414	$383	$331	$357
Interest expense [1]	77	81	86	81	88
Net interest income	218	333	297	250	269

Other gain (loss), net:
Gain (loss) on sale of agency securities, net	(39)	(22)	36	34	14
Gain (loss) on derivative instruments and other securities, net [1]	(778)	237	(549)	(572)	(51)
Total other gain (loss), net	(817)	215	(513)	(538)	(37)
Expenses:
Management fee	29	29	30	30	30
General and administrative expenses	5	7	6	5	5
Total expenses	34	36	36	35	35
Net income (loss)	(633)	512	(252)	(323)	197
Dividend on preferred stock	7	7	7	7	7
Net income (loss) available (attributable) to common stockholders	$(640)	$505	$(259)	$(330)	$190

Net income (loss)	$(633)	$512	$(252)	$(323)	$197
Other comprehensive income (loss):
Unrealized gain (loss) on available-for-sale securities, net	467	(872)	391	599	(253)
Unrealized gain on derivative instruments, net [1]	24	26	29	35	38
Other comprehensive income (loss)	491	(846)	420	634	(215)
Comprehensive income (loss)	(142)	(334)	168	311	(18)
Dividend on preferred stock	7	7	7	7	7
Comprehensive income (loss) available (attributable) income to common stockholders	$(149)	$(341)	$161	$304	$(25)

Weighted average number of common shares outstanding - basic and diluted	347.8	352.1	352.8	352.8	352.8
Net income (loss) per common share - basic and diluted	$(1.84)	$1.43	$(0.73)	$(0.94)	$0.54
Comprehensive income (loss) per common share - basic and diluted	$(0.43)	$(0.97)	$0.46	$0.86	$(0.07)
Dividends declared per common share	$0.60	$0.62	$0.66	$0.66	$0.65

American Capital Agency Corp.
October 26, 2015

AMERICAN CAPITAL AGENCY CORP.
RECONCILIATION OF GAAP NET INTEREST INCOME TO NET SPREAD AND DOLLAR ROLL INCOME [2]
(in millions, except per share data)
(unaudited)

	Three Months Ended
	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014
Interest income	$295	$414	$383	$331	$357
Interest expense:
Repurchase agreements and other debt	53	55	57	46	50
Interest rate swap periodic costs [1]	24	26	29	35	38
Total interest expense	77	81	86	81	88
Net interest income	218	333	297	250	269
Other interest rate swap periodic costs [3]	(107)	(99)	(84)	(78)	(82)
Dividend on REIT equity securities	1	2	2	2	2
TBA dollar roll income [16]	73	54	57	167	152
Adjusted net interest and dollar roll income	185	290	272	341	341
Operating expenses	34	36	36	35	35
Net spread and dollar roll income	151	254	236	306	306
Dividend on preferred stock	7	7	7	7	7
Net spread and dollar roll income available to common stockholders	144	247	229	299	299
Estimated "catch-up" premium amortization cost (benefit) due to change in CPR forecast	33	(37)	19	25	3
Net spread and dollar roll income, excluding "catch-up" premium amortization, available to common stockholders	$177	$210	$248	$324	$302

Weighted average number of common shares outstanding - basic and diluted	347.8	352.1	352.8	352.8	352.8
Net spread and dollar roll income per common share - basic and diluted	$0.41	$0.70	$0.65	$0.85	$0.85
Net spread and dollar roll income, excluding "catch-up" premium amortization, per common share - basic and diluted	$0.51	$0.60	$0.70	$0.92	$0.86

American Capital Agency Corp.
October 26, 2015

AMERICAN CAPITAL AGENCY CORP.
RECONCILIATION OF GAAP NET INCOME TO ESTIMATED TAXABLE INCOME [2]
(in millions, except per share data)
(unaudited)

	Three Months Ended
	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014
Net income (loss)	$(633)	$512	$(252)	$(323)	$197
Book to tax differences:
Premium amortization, net	15	(55)	26	15	(7)
Realized loss/gain, net	12	(39)	(113)	320	136
Net capital loss/(utilization of net capital loss carryforward) [5]	—	121	(115)	(366)	(246)
Unrealized loss/gain, net	672	(417)	627	449	12
Total book to tax differences	699	(390)	425	418	(105)
Estimated REIT taxable income	66	122	173	95	92
Dividend on preferred stock	7	7	7	7	7
Estimated REIT taxable income, net of preferred stock dividend	$59	$115	$166	$88	$85
Weighted average number of common shares outstanding - basic and diluted	347.8	352.1	352.8	352.8	352.8
Estimated REIT taxable income per common share - basic and diluted	$0.17	$0.33	$0.47	$0.25	$0.24

Beginning cumulative non-deductible capital loss	$767	$646	$761	$1,127	$1,373
Net capital loss/(utilization of net capital loss carryforward)	—	121	(115)	(366)	(246)
Ending cumulative non-deductible capital loss	$767	$767	$646	$761	$1,127
Ending cumulative non-deductible capital loss per common share	$2.21	$2.20	$1.83	$2.16	$3.19

American Capital Agency Corp.
October 26, 2015

AMERICAN CAPITAL AGENCY CORP.
KEY STATISTICS*
(in millions, except per share data)
(unaudited)

	Three Months Ended
Key Balance Sheet Statistics:	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014
Fixed-rate agency securities, at fair value - as of period end [19]	$52,862	$50,070	$59,140	$54,473	$49,170
Adjustable-rate agency securities, at fair value - as of period end	$551	$599	$642	$678	$922
CMO agency securities, at fair value - as of period end	$1,041	$1,078	$1,173	$1,195	$1,224
Interest-only strips agency securities, at fair value - as of period end	$179	$189	$198	$203	$217
Principal-only strips agency securities, at fair value - as of period end	$184	$182	$199	$199	$197
Total agency securities, at fair value - as of period end [19]	$54,817	$52,118	$61,352	$56,748	$51,730
Total agency securities, at cost - as of period end [19]	$54,216	$51,994	$60,349	$56,148	$51,730
Total agency securities, at par - as of period end [6,19]	$51,902	$49,688	$57,710	$53,666	$49,475
Average agency securities, at cost [19]	$48,711	$56,106	$59,479	$51,592	$52,767
Average agency securities, at par [6,19]	$46,610	$53,660	$56,874	$49,347	$50,498
Net TBA portfolio - as of period end, at fair value	$7,385	$7,058	$4,894	$14,768	$17,748
Net TBA portfolio - as of period end, at cost	$7,265	$7,104	$4,815	$14,576	$17,769
Net TBA portfolio - as of period end, carrying value	$120	$(46)	$79	$192	$(21)
Average net TBA portfolio, at cost	$9,434	$5,973	$6,957	$18,492	$15,680
Average repurchase agreements and other debt [4]	$43,308	$50,410	$53,963	$45,554	$46,694
Average stockholders' equity [7]	$8,603	$9,108	$9,401	$9,408	$9,455
Net book value per common share as of period end [8]	$23.00	$24.00	$25.53	$25.74	$25.54
Leverage - average during the period [9,19]	5.1:1	5.6:1	5.8:1	4.9:1	5.0:1
Leverage - average during the period, including net TBA position [10]	6.2:1	6.2:1	6.5:1	6.9:1	6.7:1
Leverage - as of period end [11,19]	5.9:1	5.3:1	5.8:1	5.3:1	4.8:1
Leverage - as of period end, including net TBA position [12]	6.8:1	6.1:1	6.4:1	6.9:1	6.7:1

Key Performance Statistics:
Average coupon [13,19]	3.62%	3.60%	3.63%	3.66%	3.63%
Average asset yield [14,19]	2.42%	2.95%	2.57%	2.57%	2.71%
Average cost of funds [15,19]	(1.70)%	(1.43)%	(1.28)%	(1.39)%	(1.44)%
Average net interest rate spread [19]	0.72%	1.52%	1.29%	1.18%	1.27%
Average net interest rate spread, including TBA dollar roll income/loss [16]	1.14%	1.74%	1.53%	1.85%	1.90%
Average coupon - as of period end [19]	3.61%	3.62%	3.58%	3.65%	3.65%
Average asset yield - as of period end [19]	2.76%	2.75%	2.64%	2.74%	2.78%
Average cost of funds - as of period end [17,19]	(1.64)%	(1.56)%	(1.34)%	(1.40)%	(1.42)%
Average net interest rate spread - as of period end [19]	1.12%	1.19%	1.30%	1.34%	1.36%
Average actual CPR for securities held during the period [19]	12%	12%	8%	9%	10%
Average forecasted CPR - as of period end [19]	9%	8%	10%	9%	8%
Total premium amortization, net	$(128)	$(69)	$(133)	$(121)	$(101)
Expenses % of average total assets - annualized	0.25%	0.21%	0.20%	0.22%	0.22%
Expenses % of average stockholders' equity - annualized	1.57%	1.59%	1.55%	1.48%	1.47%
Net comprehensive income (loss) return on average common equity - annualized	(7.1)%	(15.6)%	7.2%	13.3%	(1.1)%
Dividends declared per common share	$0.60	$0.62	$0.66	$0.66	$0.65
Economic return (loss) on common equity - annualized [18]	(6.6)%	(14.3)%	7.1%	13.4%	(1.1)%

American Capital Agency Corp.
October 26, 2015

*Except as noted below, average numbers for each period are weighted based on days on the Company's books and records. All percentages are annualized.
** Numbers may not total due to rounding.

1.
The Company voluntarily discontinued hedge accounting under GAAP for interest rate swaps as of September 30, 2011. The accumulated other comprehensive loss on the Company's de-designated interest rate swaps as of September 30, 2011 is being amortized on a straight-line basis over the remaining swap terms into interest expense. All other periodic interest costs, termination fees and mark-to-market adjustments associated with interest rate swaps are reported in other income (loss), net pursuant to GAAP.

2.	Table includes non-GAAP financial measures. Refer to "Use of Non-GAAP Financial Information" for additional discussion of non-GAAP financial measures.

3.
Other interest rate swap periodic costs represent periodic interest costs on the Company's interest rate swap portfolio in excess of amounts reclassified from accumulated OCI into interest expense (see footnote 1 for additional information). Other interest rate swap periodic costs do not include termination fees or mark-to-market adjustments associated with interest rate swaps.

4.	Average repurchase agreements and other debt includes agency repo, FHLB advances and debt of consolidated VIE's. Amount excludes U.S. Treasury repurchase agreements.

5.	Capital losses in excess of capital gains are not deductible from the Company's ordinary taxable income, but may be carried forward for up to five years and applied against future net capital gains.

6.	Agency securities at par value exclude the underlying unamortized principal balance ("UPB") of the Company's interest-only securities. Excludes TBAs.

7.	Average stockholders' equity calculated as the average month-ended stockholders' equity during the quarter.

8.	Net book value per common share calculated as total stockholders' equity, less the preferred stock liquidation preference, divided by the number of common shares outstanding as of period end.

9.
Leverage during the period was calculated by dividing the daily weighted average agency repurchase agreements, FHLB advances and debt of consolidated VIEs outstanding for the period by the sum of average stockholders' equity less the average investment in REIT equity securities for the period. Leverage excludes U.S. Treasury repurchase agreements.

10.
Leverage during the period, including net TBA position, includes the components of "leverage - average during the period," plus the Company's daily weighted average net TBA dollar roll position (at cost) during the period.

11.
Leverage at period end was calculated by dividing the sum of the amount outstanding under agency repurchase agreements, FHLB advances, debt of consolidated VIE and net receivable / payable for unsettled agency securities by the sum of total stockholders' equity less the fair value of investments in REIT equity securities at period end. Leverage excludes U.S. Treasury repurchase agreements.

12.	Leverage at period end, including net TBA position, includes the components of "leverage - as of period end," plus the Company's net TBA dollar roll position (at cost) as of period end.

13.	Average coupon for the period was calculated by dividing the total coupon (or cash) interest income on agency securities by average agency securities held at par.

14.
Average asset yield for the period was calculated by dividing the total interest income on agency securities (coupon interest less amortization of net premiums and discounts) by the average amortized cost of agency securities held.

15.
Cost of funds includes agency repurchase agreements, other debt and current pay interest rate swaps, but excludes swap termination fees, forward starting swaps and costs associated with other supplemental hedges such as swaptions and short U.S. Treasury or TBA positions. Average cost of funds for the period was calculated by dividing the total cost of funds by the average agency repurchase agreements and other debt outstanding for the period. Cost of funds excludes U.S. Treasury repurchase agreements.

16.
Estimated TBA dollar roll income/(loss) is net of TBAs used for hedging purposes. Dollar roll income/(loss) excludes the impact of other supplemental hedges, and is recognized in gain (loss) on derivative instruments and other securities, net.

17.
Cost of funds as of period end includes agency repurchase agreements and other debt outstanding, plus the impact of interest rate swaps in effect as of each period end and forward starting swaps becoming effective, net of swaps expiring, within three months of each period end, but excludes costs associated with other supplemental hedges such as swaptions and short U.S. Treasury or TBA positions.

18.
Economic return (loss) on common equity represents the sum of the change in net asset value per common share and dividends declared on common stock during the period over the beginning net asset value per common share.

19.	Excludes net TBA mortgage position.

STOCKHOLDER CALL
AGNC invites stockholders, prospective stockholders and analysts to attend the AGNC stockholder call on October 27, 2015 at 11:00 am ET. Interested persons who do not plan on asking a question and have access to the internet are encouraged to utilize the free live webcast at www.AGNC.com. Those who plan on participating in the Q&A or do not have the internet available may access the

American Capital Agency Corp.
October 26, 2015

call by dialing (877) 300-5922 (U.S. domestic) or (412) 902-6621 (international). Please advise the operator you are dialing in for the American Capital Agency stockholder call.

A slide presentation will accompany the call and will be available at www.AGNC.com. Select the Q3 2015 Earnings Presentation link to download and print the presentation in advance of the stockholder call.

An archived audio of the stockholder call combined with the slide presentation will be available on the AGNC website after the call on October 27, 2015. In addition, there will be a phone recording available one hour after the live call on October 27, 2015 through November 10, 2015. If you are interested in hearing the recording of the presentation, please dial (877) 344-7529 (U.S. domestic) or (412) 317-0088 (international). The conference number is 10073277.

For further information, please contact Investor Relations at (301) 968-9300 or IR@AGNC.com.

ABOUT AMERICAN CAPITAL AGENCY CORP.
American Capital Agency Corp. is a REIT that invests primarily in agency pass-through securities for which the principal and interest payments are guaranteed by a U.S. Government agency or a U.S. Government-sponsored enterprise. The Company is externally managed and advised by American Capital AGNC Management, LLC, an affiliate of American Capital, Ltd. For further information, please refer to www.AGNC.com.

ABOUT AMERICAN CAPITAL, LTD.
American Capital, Ltd. (Nasdaq: ACAS) is a publicly traded private equity firm and global asset manager. American Capital, both directly and through its asset management business, originates, underwrites and manages investments in middle market private equity, leveraged finance, real estate, energy & infrastructure and structured products. American Capital manages $23 billion of assets, including assets on its balance sheet and fee earning assets under management by affiliated managers, with $81 billion of total assets under management (including levered assets). Through a wholly owned affiliate, American Capital manages publicly traded American Capital Agency Corp. (Nasdaq: AGNC), American Capital Mortgage Investment Corp. (Nasdaq: MTGE) and American Capital Senior Floating, Ltd. (Nasdaq: ACSF) with approximately $11 billion of total net book value. From its eight offices in the U.S., Europe and Asia, American Capital and its wholly owned affiliate, European Capital, will consider investment opportunities from $10 million to $600 million. For further information, please refer to www.AmericanCapital.com.

FORWARD LOOKING STATEMENTS
This press release contains forward-looking statements. Forward-looking statements are based on estimates, projections, beliefs and assumptions of management of the Company at the time of such statements and are not guarantees of future performance. Forward-looking statements involve risks and uncertainties in predicting future results and conditions. Actual results could differ materially from those projected in these forward-looking statements due to a variety of important factors, including, without limitation, changes in interest rates, changes in the yield curve, changes in prepayment rates, the availability and terms of financing, changes in the market value of the Company's assets, general economic conditions, market conditions, conditions in the market for agency securities, and legislative and regulatory changes that could adversely affect the business of the Company. Certain factors that could cause actual results to differ materially from those contained in the forward-looking statements, are included in the Company's periodic reports filed

American Capital Agency Corp.
October 26, 2015

with the Securities and Exchange Commission (“SEC”). Copies are available on the SEC's website, www.sec.gov. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt or new information, or otherwise.

USE OF NON-GAAP FINANCIAL INFORMATION
In addition to the results presented in accordance with GAAP, the Company's results of operations discussed in this release include certain non-GAAP financial information, including “adjusted net interest expense” (defined as interest expense plus the periodic interest rate costs of the Company's interest rate swaps reported in gain (loss) on derivatives and other securities, net in its consolidated statements of comprehensive income), “net spread and dollar roll income” (defined as interest income, TBA dollar roll income and dividends from REIT equity securities, net of adjusted net interest expense and operating expenses) and “estimated taxable income” and certain financial metrics derived from non-GAAP information, such as “cost of funds” and "net interest rate spread.”

By providing users of the Company's financial information with such measures in addition to the related GAAP measures, the Company believes it gives users greater transparency into the information used by the Company's management in its financial and operational decision-making and that it is meaningful information to consider related to: (i) in the case of adjusted net interest expense, the economic costs of financing the Company's investment portfolio inclusive of interest rate swaps used to economically hedge against fluctuations in its borrowing costs, (ii) in the case of net spread and dollar roll income, the Company's current financial performance without the effects of certain transactions that are not necessarily indicative of its current investment portfolio and operations, and (iii) in the case of estimated taxable income, information that is directly related to the amount of dividends the Company is required to distribute in order to maintain its REIT qualification status. However, because such measures are incomplete measures of the Company's financial performance and involve differences from results computed in accordance with GAAP, they should be considered as supplementary to, and not as a substitute for, results computed in accordance with GAAP. In addition, because not all companies use identical calculations, the Company's presentation of such non-GAAP measures may not be comparable to other similarly-titled measures of other companies. Furthermore, estimated taxable income can include certain information that is subject to potential adjustments up to the time of filing the Company's income tax returns, which occurs after the end of its fiscal year.

A reconciliation of GAAP net interest income to non-GAAP net spread and dollar roll income and a reconciliation of GAAP net income to non-GAAP estimated taxable income is included in this release.